UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2015

LogMeIn, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34391	20-1515952
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

320 Summer Street Boston, Massachusetts	02210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781)-638-9050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On October 15, 2015, LogMeIn, Inc. (the “Company”) completed its previously announced acquisition of all of the outstanding securities of Marvasol, Inc., a Delaware corporation, d/b/a “LastPass” (“LastPass”) from the stockholders of LastPass (the “Transaction”). As a result of the Transaction, LastPass became a wholly-owned subsidiary of the Company.

The Transaction was effected pursuant to the Stock Purchase Agreement (the “SPA”), dated as of October 8, 2015, by and among the Company, LastPass, the stockholders of LastPass (collectively, the “Sellers”) and Joseph Siegrist in his capacity as Stockholder Representative. Pursuant to the SPA, the Company acquired all of the outstanding equity interests in LastPass from the Sellers for an aggregate purchase price of $110 million (the “Closing Consideration”). Additionally, subject to the terms and conditions of the SPA, the Company is expected to pay up to $15 million in cash contingency payments to the Sellers and key employees of LastPass upon the achievement of certain milestone and retention targets over the two-year period following the closing of the Transaction.

The Company funded the Closing Consideration through a combination of existing cash on-hand and a $60 million revolving loan borrowed under its existing secured revolving credit facility, as described below under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.”

A copy of the SPA is filed herewith as Exhibit 2.1. The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SPA, which is incorporated herein by reference. The representations and warranties contained in the SPA were made only for the purposes of the SPA as of specific dates and were qualified by disclosures between the parties and a contractual standard of materiality that is different from those generally applicable to stockholders, among other limitations. The representations and warranties should not be relied upon as a disclosure of factual information relating to the Company or LastPass.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 14, 2015, the Company borrowed $60 million (the “Loan”) under its previously reported multi-currency Credit Agreement (the “Credit Agreement”), with a syndicate of banks (the “Lenders”) for which JPMorgan Chase Bank, N.A. acted as Administrative Agent and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, acted as Joint Bookrunners. J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, acted as Joint Bookrunners. The Loan bears interest at a variable rate which resets every 1 month to 6 months, depending on the rate and period selected by the Company as described below. As of October 14, 2015, the annual rate on the Loan was 1.75% (which will reset on November 16, 2015).

Pursuant to the terms of the Credit Agreement, interest rates for U.S. Dollar loans under the credit facility are determined, at the option of the Company, by reference to a Eurodollar rate or a base rate, and range from 1.50% to 2.00% above the Eurodollar rate for Eurodollar-based borrowings or from 0.50% to 1.00% above the defined base rate for base rate borrowings, in each case based upon the Company’s total leverage ratio. The applicable interest rates are current at the lowest rate in each range. A quarterly commitment fee on the undrawn portion of the credit facility is also required, ranging from 0.20% to 0.30% per annum, based upon the Company’s total leverage ratio.

As previously disclosed, the credit facility is available to the Company on a revolving basis through February 18, 2020. The Company may prepay loans or terminate or reduce its commitments in whole or in part at any time, without premium or penalty, subject to certain conditions and costs in the case of Eurodollar rate loans. The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, change the nature of its business, make investments and acquisitions, pay dividends or make distributions, or enter into certain transactions with affiliates, in each case subject to customary and other exceptions for a credit facility of this size and type, each as further described in the credit agreement. The Credit Agreement also imposes limits on capital expenditures of the Company and its subsidiaries and requires the Company to maintain a maximum total leverage ratio and a minimum interest coverage ratio, each as further defined in the Credit Agreement.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date upon which this current report on Form 8-K must be filed.

(b)	Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date upon which this current report on Form 8-K must be filed.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGMEIN, INC

Date: October 16, 2015	By:	/s/ Michael K. Simon
Michael K. Simon Chief Executive Officer

EXHIBIT INDEX

Listed and indexed below are all Exhibits filed as part of this report.

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated October 8, 2015, by and among the Registrant, Marvasol, Inc. (d/b/a “LastPass”), the Stockholders set forth on Exhibit A thereto and Joseph Siegrist in his capacity as the representative of the Stockholders, as amended.*

*	Exhibits and Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or exhibit to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished